Exhibit 4.6

[CIVISTA BANCSHARES, INC. LETTERHEAD]

March 8, 2018

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:  Civista Bancshares, Inc. Form 10-K for the fiscal year ended December 31, 2017

Ladies and Gentlemen:

Civista Bancshares, Inc., an Ohio corporation (“CBI”), is today filing an Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (the Form 10-K), as executed on March 8, 2018.

Pursuant to the instructions relating to the Exhibits in Item 601(b)(4)(iii) of Regulation S-K, CBI hereby agrees to furnish the Commission, upon request, copies of instruments and agreements defining the rights of holders of its long-term debt and of the long-term debt of its consolidated subsidiaries, which are not being filed as exhibits to the Form 10-K.  None of such long-term debt exceeds 10% of the total assets of CBI and its subsidiaries on a consolidated basis.

Very truly yours,

/s/ Dennis G. Shaffer

Dennis G. Shaffer

President and Chief Executive Officer